                                                     August 9, 1999

Copley Pharmaceutical, Inc.
25 John Road
Canton, Massachusetts 02021

Teva Pharmaceuticals USA, Inc.
650 Cathill Road
Sellersville, Pennsylvania 18960


Ladies and Gentlemen:

         Reference is made to the Agreement and Plan of Merger, of even date herewith (the "Merger Agreement") among Copley Pharmaceutical, Inc. (the "Company"), Teva Pharmaceuticals USA, Inc. ("Parent") and Caribou Merger Corporation ("Merger Sub"), and to the Stockholder Agreement, of even date herewith (the "Stockholder Agreement"), among Hoechst Corporation ("HC"), Parent and Merger Sub. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

         As a condition and inducement to the Company's and Parent's willingness to enter into the Merger Agreement, HC hereby represents, warrants and confirms to the Company and Parent that:

          (i) product liability claims based on injuries alleged to have been caused by the Company's albuterol products are covered, and after the Offer and the Merger will continue to be covered, under the insurance policies of HC and its affiliated companies described on Schedule A hereto, subject to (a) the conditions of such policies; (b) the existing letter agreements (the "Insurance Agreements") among the Company, HC and certain of such insurers relating to the albuterol settlement agreement; and (c) in the case of the coverage to which the Insurance Agreements are not applicable (as described in Schedule A hereto), the requirement that such injuries are alleged to have been caused after November 11, 1993 and prior to the consummation of the Offer;

          (ii) the Company's co-insurance obligation with respect to albuterol product liability claims under the Insurance Agreements is limited to the extent described on Schedule A hereto;
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         (iii) in connection with the Insurance Agreements, neither HC nor the
Company has, except as set forth in the Insurance Agreements, executed any waiver of coverage under the policies described in Schedule A hereto relating to injuries alleged to have been caused by the Company's albuterol products; and

         (iv) following the consummation of the Offer, at the reasonable request of the Company or Parent, HC shall (i) provide such information regarding the insurance policies described on Schedule A and (ii) execute such documents, in each case as may be reasonably necessary to permit the Company to obtain the benefits of the coverage provided by such policies.

         If Merger Sub shall not have purchased all Shares tendered pursuant to the Offer, then this letter shall terminate and have no further force or effect upon the occurrence of a Termination Event (as such term is defined (excluding clause (i) of such definition) in the Stockholder Agreement).

                                                     Very truly yours,

                                                     Hoechst Corporation

                                                     By: /s/ David A. Jenkins
                                                        ------------------------
                                                        President



                                        2
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                                   SCHEDULE A

                                                   Copley Co-
                               Limits Subject      insurance Under   Amount Paid
                               to Insurance        Insurance         Through 7/27/99
Insurer     Policy Limits      Agreements          Agreements        (Insurer & Copley)
--------------------------------------------------------------------------------------
Zurich      $    5,000,000      $          (1)     $           0     $   5,000,000
--------------------------------------------------------------------------------------
Zurich           5,000,000                 (1)                 0         5,000,000
            XS   5,000,000
--------------------------------------------------------------------------------------
Reliance         5,000,000                 (1)                 0         5,000,000
            XS  10,000,000
--------------------------------------------------------------------------------------
HCIC            25,000,000                 (2)                 0        25,000,000
            XS  15,000,000
--------------------------------------------------------------------------------------
Gerling         70,000,000       70,000,000           10,500,000        70,000,000
            XS  40,000,000
--------------------------------------------------------------------------------------
London/HCIC     25,000,000       25,000,000            3,750,000                 0(3)
            XS 110,000,000
--------------------------------------------------------------------------------------
Tortuga         25,000,000       25,000,000            3,750,000                 0
            XS 135,000,000
--------------------------------------------------------------------------------------
XL             100,000,000       20,000,000(4)         8,000,000                 0
            XS 160,000,000
--------------------------------------------------------------------------------------
Tortuga         25,000,000              N/A                  N/A                 0
            XS 250,000,000
--------------------------------------------------------------------------------------
American        75,000,000              N/A                  N/A                 0
Excess      XS 285,000,000
--------------------------------------------------------------------------------------
ACE            150,000,000              N/A                  N/A                 0
            XS 380,000,000
--------------------------------------------------------------------------------------
Global/        100,000,000              N/A                  N/A                 0
Bowring     XS 510,000,000
--------------------------------------------------------------------------------------
ACE             50,000,000              N/A                  N/A                 0
            XS 810,000,000
--------------------------------------------------------------------------------------

------------
1. Limits spent and/or reserved for defense and indemnity expense for albuterol claims, but not part of Copley Albuterol MDL settlement.

2. $16,000,000 paid to fund the Copley Albuterol MDL settlement, balance of $8,000,000 reserved and/or spent for defense and indemnity expense for albuterol claims, but not part of Copley Albuterol MDL settlement.

3. The Special Master supervising the settlement of the Copley Albuterol MDL is expected in the near future to request $20,000,000 from the London layer.

4. The Insurance Agreement applies to the first $20,000,000 of XL's limits, but not the remaining $80,000,000.